SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


  Cone Mills Corporation

------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

               Terry L. Weatherford, Vice President, Secretary

-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

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  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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  1) Amount Previously Paid:

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

                            CONE MILLS CORPORATION



                                                 GREENSBORO, N.C. 27415





                                                                  April 1, 1998
Dear Shareholder:

     On behalf of the Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of Cone Mills Corporation to be held at 10:00 a.m. on Tuesday, May 12, 1998, at the Cone Corporate Center, 3101 North Elm Street, Greensboro, NC.

     The notice of meeting and proxy statement accompanying this letter describe the matters on which action will be taken. At the Annual Meeting we will also review the Corporation's activities and provide time for questions from shareholders.

     Please sign and return the enclosed proxy form in the envelope provided as soon as possible to ensure that your shares will be voted at the meeting.



Sincerely,


/s/ Dewey L. Trogdon
Dewey L. Trogdon
Chairman of the Board


/s/ J. Patrick Danahy
J. Patrick Danahy
President and Chief Executive Officer


                   [CONE MILLS CORPORATION LOGO APPEARS HERE]

                            CONE MILLS CORPORATION
                             Cone Corporate Center
                             3101 North Elm Street
                           Greensboro, NC 27415-6540

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 1, 1998

To the Holders of Common Stock of
Cone Mills Corporation:

     The Annual Meeting of the Shareholders of Cone Mills Corporation will be held at the Cone Corporate Center, 3101 North Elm Street, in Greensboro, North Carolina, on Tuesday, May 12, 1998, at 10:00 a.m. for the following purposes:

     1. To elect three directors as Class III Directors, for a term of three years, and a Class I Director for a term of one year, or until their successors are elected and qualified.

     2. To ratify the appointment of McGladrey & Pullen, LLP, as independent auditors for the Corporation for the current fiscal year.

     3. To consider and act upon a proposal made by a shareholder for adoption of a nonbinding resolution urging the directors to arrange for the sale of the Corporation.

     4. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors of the Corporation has fixed the close of business on March 13, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     Your proxy is enclosed. You are cordially invited to attend the meeting, but whether or not you plan to attend, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend.



                                        TERRY L. WEATHERFORD
                                        Vice President and Secretary

                            CONE MILLS CORPORATION
                             Cone Corporate Center
                             3101 North Elm Street
                           Greensboro, NC 27415-6540

                              PROXY STATEMENT FOR
                     ANNUAL MEETING TO BE HELD MAY 12, 1998


                                                            DATED: April 1, 1998

     Your proxy is solicited on behalf of the Board of Directors of Cone Mills Corporation (the "Corporation" or "Cone") for use at the Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying Notice of Annual Meeting. It may be revoked by you at any time before it is exercised. All unrevoked proxies that are properly executed will be voted and, if a choice is specified with respect to any matter to be acted on, the shares will be voted in accordance with such specifications. If no specifications are given, the persons named in the accompanying proxy intend to vote the shares represented thereby in favor of (i) election of the three nominees for Director (Class III) named herein for terms of three years and the election of a nominee for Director (Class I) for a term of one year and (ii) ratification of the Board of Directors' appointment of McGladrey & Pullen, LLP as independent auditors and against the shareholder proposal relating to sale of the Corporation.

     This Proxy Statement and the enclosed proxy are being first mailed to shareholders on or about April 1, 1998. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Corporation will reimburse them for their expenses in so doing. Personal solicitation may also be conducted by telephone and mail by officers and employees of Cone without added compensation. In addition the Corporation has retained Georgeson & Company, Inc. to assist in the solicitation of proxies and distribution of proxy materials for which it will pay approximately $6,000 in fees plus expenses.

     Holders of Common Stock of record at the close of business March 13, 1998, will be entitled to vote at the meeting. On that date 26,166,933 shares of Common Stock were outstanding. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the meeting.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than five percent (5%) of the Company's outstanding Common Stock:



Name of and Address                            Amount and Nature of
of Beneficial Owner (1)                        Beneficial Ownership   Percentage of Class
--------------------------------------------- ---------------------- --------------------
Norwest Corporation .........................        1,461,800(2)    5.59%
Sixth and Marquette
Minneapolis, MN 55479-1026
Reich & Tang Asset Management, L.P. .........        2,142,800(3)    8.19%
600 Fifth Ave.
New York, NY 10020

---------
(1) Does not include Crestar Bank, trustee of the Cone Employee Equity Plan, which held of record for the plan 2,611,860 shares of Common Stock on March 13, 1998. This represents 9.98% of the Company's outstanding Common Stock. The plan trustee votes shares held in the plan only if participants do not exercise pass-through voting rights, and exercises investment or dispositive rights only in accordance with the terms of the plan. The trustee, therefore, disclaims beneficial ownership.

(2) According to a Schedule 13G filed with the Securities and Exchange Commission by Norwest Corporation on behalf of itself and its subsidiary, Norwest Bank Colorado, N.A., Norwest Corporation beneficially owns the 1,461,800 shares which includes 1,450,700 shares deemed to be beneficially owned by Norwest Bank Colorado, N.A. Of the 1,461,800, Norwest has sole voting power with respect to 1,461,300 shares and shared power to vote as to 500 shares. It has sole power to dispose of or direct the disposition of 1,456,400 shares and shared power with respect to 0 shares.

(3) According to a Schedule 13G filed with the Securities and Exchange Commission by Reich & Tang Asset Management, L.P., it has shared voting power with respect to 2,142,800 shares, sole voting power on 0 shares, shared dispositive power on 2,142,800 shares, and no sole dispositive power.


                   SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                          AND NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the beneficial ownership of the Corporation's Common Stock as of March 13, 1998:



Name of Director                                     Amount and Nature of
Nominee or Officer                               Beneficial Ownership (l)(2)   Percentage of Class
----------------------------------------------- ----------------------------- --------------------
John L. Bakane (3) ............................             236,019                       *
Doris R. Bray .................................              19,000                       *
James S. Butner (3) ...........................             137,444                       *
J. Patrick Danahy (3)(4) ......................             379,467                    1.44%
Jeanette C. Kimmel ............................             129,000                       *
Neil W. Koonce (3)(5) .........................             165,598                       *
Charles M. Reid ...............................              19,000                       *
John W. Rosenblum .............................               7,000                       *
Dewey L. Trogdon (6) ..........................             491,250                    1.88%
Marvin A. Woolen, Jr. (3)(7) ..................              13,670                       *
Cyrus C. Wilson ...............................                 100                       *
All Directors and Executive Officers as a Group
 (15 persons)(3) ..............................           1,811,679                    6.84%

---------
*   Represents less than 1%.

(1) Unless otherwise indicated, all shares are owned of record and the beneficial ownership consists of sole voting power and sole investment power. Includes shares subject to options which are presently exercisable or are exercisable within 60 days of March 13, 1998 as follows: Mr. Bakane (74,400 shares), Mr. Butner (28,000 shares), Mr. Danahy (98,310 shares), Mr. Koonce (28,000 shares), Mr. Woolen (7,600), and 4,000 for each of Mrs. Bray, Mrs. Kimmel, Mr. Reid, Mr. Rosenblum and Mr. Trogdon, and all Directors and Executive Officers as a Group (303,310 shares). Does not include an option to purchase 1,000 shares to be granted to each nonemployee director as of May 19, 1998, pursuant to the 1994 Stock Option Plan for Non-Employee Directors.

(2) Does not include shares of the Corporation's Class A Preferred Stock allocated to the individual accounts of officers in the Cone Mills Corporation 1983 ESOP.

(3) Includes shares of Common Stock allocated to the individual accounts of directors and Named Executive Officers in the Cone Mills Corporation Employee Equity Plan of the 401(k) Program as of December 31, 1997, as follows:


     Mr. Bakane ..................................................  31,955 shares
     Mr. Butner ..................................................  18,080 shares
     Mr. Danahy ..................................................  43,809 shares
     Mr. Koonce ..................................................  26,907 shares
     Mr. Woolen ..................................................   1,570 shares
     All Directors and Executive Officers as a group (15 persons)  164,065 shares

(4) Includes 72,000 shares owned of record by Mr. Danahy's wife.

(5) Includes 6,000 shares owned of record by Mr. Koonce's wife and 5,018 shares allocated to Mrs. Koonce's individual account in the Cone Mills
    Corporation Employee Equity Plan of the 401(k) Program as of December 31, 1997.

(6) Includes 125,000 shares owned of record by Mr. Trogdon's wife.

(7) Includes 500 shares held in custodian account for minor son.

                        ITEM 1 --  ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Cone Mills Corporation provide for a Board of Directors consisting of not less than nine (9) or more than fifteen (15) members as determined by the majority vote of the entire Board of Directors. The Restated Articles of Incorporation further provide that the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits.

     The terms of three Class III Directors expire at the 1998 Annual Meeting. The persons elected at the Annual Meeting for the Class III directorships will serve terms of three years to expire at the Annual Meeting in year 2001 or until their successors are elected and qualified. Each person nominated below for a Class III directorship is an incumbent director of the Corporation - Mr. Wilson was elected as a director by the Board of Directors on February 12, 1998. A vacancy exists in the Class I directorships. Nicholas Shreiber is being nominated for election as a Class I director to serve until the term of the Class I directors expire at the 1999 Annual Meeting or until his successor is elected and qualified.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Abstentions and broker nonvotes will not affect the election results if a quorum is present. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by proxy for election of the nominees named below. If any nominee should not be available to serve for any reason (which is not anticipated), the proxy holders may vote for substitute nominees designated by the Board of Directors. A proxy cannot be voted for more than the number of nominees named.

     The Board of Directors recommends a vote FOR the Nominees for election as directors.

     A. The following information is furnished with respect to the nominees:



Name of Nominee                             Present Age
------------------------------------------ -------------
               NOMINEES FOR THREE YEAR TERM (CLASS III)
Doris R. Bray                                   60
Dewey L. Trogdon                                66
Cyrus C. Wilson                                 60
                    NOMINEE FOR ONE YEAR TERM (CLASS I)
Nicholas Shreiber                               49



                                                                   Principal Occupation; Business
                                                                    Experience Past Five Years;                           Director
Name of Nominee                                                       and other Directorships                              Since
------------------------------------------ ----------------------------------------------------------------------------- ---------
         NOMINEES FOR THREE YEAR TERM (CLASS III)
Doris R. Bray                              Partner, Schell Bray Aycock Abel & Livingston, P.L.L.C. (Attorneys at           1989
                                           Law) (1987-Present); Director, Vanguard Cellular Systems, Inc.
Dewey L. Trogdon                           Retired March 31, 1992; Chairman of the Board of Directors                      1978
                                           (1981-Present); Chief Executive Officer of the Corporation (1980-1990);
                                           President of the Corporation (1979-1980; 1987-1989); Director, First Union
                                           Corporation
Cyrus C. Wilson                            Independent Consultant in international marketing and sales and business        1998
                                           development (1993-present); Partner, Price Waterhouse LLP (1985-1993)
           NOMINEE FOR ONE YEAR TERM (CLASS I)
Nicholas Shreiber                          Director, President and Chief Executive Officer, Tetra Pak Americas Inc., a       --
                                           member company of Tetra Pak Group (processing and packaging systems for liquid foods) (1991-present); Director, Grupo Prove-Quim (chemical distributing company in Mexico).

B. The following information is furnished with respect to directors continuing in office.


                                          CLASS I (Term expiring in 1999)
John L. Bakane       47   Executive Vice President of the Corporation (1995-present); President, Apparel   1989
                          Product Group (1997-present); Chief Financial Officer of the Corporation
                          (1988-1997); Vice President of the Corporation (1986-1995)
Charles M. Reid      63   Director, President and Chief Executive Officer, United Guaranty Corporation     1988
                          (private mortgage insurer), a member company of American International
                          Group (1987-Present)
                                         CLASS II (Term expiring in 2000)
J. Patrick Danahy    54   President and Chief Executive Officer of the Corporation (1990-Present);         1989
                          President and Chief Operating Officer (1989-1990); Vice President of the
                          Corporation and President of the Cone Finishing Division (1986-1989)
Jeanette C. Kimmel   59   Private Investment Management                                                    1971
John W. Rosenblum    54   Dean, Jepson School of Leadership Studies, University of Richmond                1993
                          (1996-Present); Tayloe Murphy Professor of the Darden Graduate School of
                          Business Administration, University of Virginia (1993-1996); Dean, Darden
                          Graduate School of Business Administration (1982-1993); Director, Cadmus
                          Communications Corporation; Chesapeake Corporation; Comdial Corporation;
                          and T. Rowe Price Associates.

                       COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended December 31, 1997, the Board of Directors of the Corporation held eight meetings and the Executive, Audit, and Compensation Committees held five, four, and two meetings, respectively. Each director attended at least 75% of the aggregate of Board of Directors' meetings and meetings of Committees of the Board on which he or she served during 1997.

     The Executive Committee generally has the same authority as the Board to manage the affairs of the Corporation but may not make determinations with respect to dissolutions, mergers, amendments to the Articles of Incorporation or Bylaws, compensation or removal of directors, or declaration of dividends. Executive Committee members are Dewey L. Trogdon, Chair, John L. Bakane, Doris
R. Bray, J. Patrick Danahy and Charles M. Reid.

     The Audit Committee's principal responsibilities consist of recommending to the Board of Directors the selection of the Corporation's independent accountants, reviewing the scope and results of completed audits, reviewing the Corporation's internal audit staff functions and evaluating the quality of the Corporation's financial reporting and internal control systems. Audit Committee members are Doris R. Bray, Chair, and Jeanette C. Kimmel.

     The Corporation also has a Compensation Committee. See "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

     The Board of Directors does not have a standing nominating committee; however, with respect to nominations, the Executive Committee considers and makes recommendations to the Board with respect to the size and composition of the Board and candidates for membership on the Board. The Committee has not established procedures for the submission by shareholders of proposed candidates for its consideration.


           SECTION (16)(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during fiscal 1997 or prior fiscal years. All of these filing requirements were satisfied by its directors and officers except for a report relating to beneficial ownership of shares held by his spouse in the 401(k) Program was filed late by Neil W. Koonce and an initial report on ownership of a stock option under an employee stock plan was filed late by Marvin A. Woolen. In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission. The Company is not aware of the existence of any ten percent (10%) holders of the Company's stock.

                             EXECUTIVE COMPENSATION

     The following information relates to all compensation awarded to, earned by or paid pursuant to a plan or otherwise, to (i) the Chief Executive Officer of the Corporation (the "CEO") and (ii) the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Corporation on December 28, 1997. The CEO and the four most highly compensated officers are referred to herein as the Named Executive Officers.

     The following information does not reflect any compensation earned and paid to the Named Executive Officers subsequent to December 31, 1997, unless otherwise indicated. Any such compensation earned and paid to the Named Executive Officers during 1998 will be recorded in the proxy statement for the Corporation's 1999 Annual Meeting of Shareholders, unless such compensation is required to be reported previously.


Summary Compensation Table

     The following table sets forth for the Named Executive Officers for each of the last three fiscal years annual compensation amounts as indicated by the applicable table headings. Annual Compensation, columns (c), (d) and (e), includes base salary and bonus earned during the year covered and, if applicable, other annual compensation not properly categorized as salary or bonus. Long-Term Compensation, column (g), reports the number of shares underlying stock option grants to the Named Executive Officers during the respective fiscal year. The Named Executive Officers were not awarded, granted or paid any forms of compensation that are required to be reported in the Long-Term Compensation column (h).


                           SUMMARY COMPENSATION TABLE



                                                                           Long-Term Compensation
                                                                  -----------------------------------------
                                       Annual Compensation                    Awards               Payouts
                                --------------------------------- ------------------------------- ---------
           (a)             (b)     (c)       (d)         (e)              (f)             (g)        (h)         (i)
                                                                                      Securities
                                                    Other Annual                      Underlying     LTIP     All Other
   Name and Principal             Salary    Bonus   Compensation   Restricted Stock     Options    Payouts   Compensation
        Position          Year     ($)     ($)(1)      ($)(2)        Awards ($)(3)        (#)        ($)        ($)(4)
------------------------ ------ --------- -------- -------------- ------------------ ------------ --------- -------------

 J. Patrick Danahy       1997    490,000       --       --             127,500          35,000       --        10,717
   President and         1996    490,000       --       --                  --          50,000       --        12,146
   Chief Executive       1995    450,000       --       --                  --              --       --         9,038
   Officer
 John L. Bakane          1997    300,000       --       --              85,000          20,000       --         7,090
   Executive Vice        1996    300,000       --       --                  --          40,000       --         6,556
   President and         1995    280,000       --       --                  --              --       --         6,344
   President, Cone
   Apparel Products
 Marvin A. Woolen, Jr.   1997    210,000       --       --              34,000           8,000       --         9,281
   Vice President        1996    210,000       --       --                  --          15,000       --         3,855
   Cotton Purchasing     1995     98,415   10,000       --                  --              --       --           928
 Neil W. Koonce          1997    185,000       --       --              17,000           5,000       --         6,624
   Vice President and    1996    185,000       --       --                  --          10,000       --         6,167
   General Counsel       1995    177,000   15,000       --                  --              --       --         6,045
 James S. Butner         1997    175,000       --       --              17,000           5,000       --         9,285
   Vice President        1996    175,000       --       --                  --          10,000       --         6,243
   Industrial and        1995    167,000   18,000       --                  --              --       --         6,243
   Public Relations


---------
(1) All bonuses were paid pursuant to a management incentive plan for the fiscal years shown. See "Compensation Committee Report on Executive Compensation."

(2) Does not include the amount of the incremental cost of certain incidental benefits, perquisites and other benefits, securities or property which in the aggregate do not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for the Named Executive Officers.

(3) Represents the market value on the date of grant of the award of restricted stock pursuant to the 1992 Amended and Restated Stock Plan. The number and value of the aggregate restricted stock holdings as of December 28, 1997 for each of the Named Executive Officers are as follows: Mr. Danahy -- 15,000 shares ($120,000); Mr. Bakane -- 10,000 shares ($80,000); Mr.
    Woolen -- 4,000 shares ($32,000); Mr. Koonce -- 2,000 shares ($16,000);
    and Mr. Butner -- 2,000 shares ($16,000).

(4) Represents the Corporation's matching contributions to the 401(k) Program (Supplemental Retirement Plan and Employee Equity Plan), the dollar value of insurance premiums paid by the Corporation with respect to group term life insurance and universal life insurance for benefit of the Named Executive Officers and service awards as follows:

  A. 401(k) Plan matching contributions for 1997 were $4,750 each for: Messrs. Danahy, Bakane, Woolen, Koonce, and Butner.

  B. Insurance Premiums for 1997 respectively: Mr. Danahy ($5,967); Mr. Bakane ($2,340); Mr. Woolen ($4,531); Mr. Koonce ($1,874) and Mr. Butner
    ($2,035).

     C. A service award of $2,500 was granted to Mr. Butner in 1997 pursuant to the Company's service award program.


Stock Option/SAR Grants in Last Fiscal Year

     The following sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended December 28, 1997.



                                                       Individual Grants
                        --------------------------------------------------------------------------------
(a)                            (b)               (c)            (d)          (e)             (f)
                            Number of        Percent of
                            Securities      Total Options    Exercise
                            Underlying         Granted          or
                             Options        to Employees    Base Price   Expiration       Grant Date
Name                     Granted (#) (1)   in Fiscal Year     ($/Sh)        Date      Present Value $(2)
----------------------- ----------------- ---------------- ------------ ------------ -------------------
J. Patrick Danahy            35,000              14.83          8.50    11/09/2007         $154,350
John L. Bakane               20,000               8.47          8.50    11/09/2007         $ 88,200
Marvin A. Woolen, Jr.         8,000               3.39          8.50    11/09/2007         $ 35,280
Neil W. Koonce                5,000               2.12          8.50    11/09/2007         $ 22,050
James S. Butner               5,000               2.12          8.50    11/09/2007         $ 22,050

---------
(1) The Corporation did not grant SARs in 1997. All options granted in 1997 were Incentive Stock Options ("ISO's") except that 23,250 and 8,250 of options granted respectively to Messrs. Danahy and Bakane were Nonqualified Stock Options. All options except as noted below are exerciseable six months after grant date (November 10, 1997) with 20% of the shares covered becoming exerciseable at that time and an additional 20% of the option shares becoming exerciseable on each successive anniversary date. Messrs. Danahy's and Bakane's ISO's are fully exerciseable after May 10, 1998.

(2) The Black-Scholes option pricing model was used to estimate the present value of the options as $4.41 per share. The model assumed a dividend yield of 0%, a risk-free interest rate of 5.75%, expected price volatility based on historical experience of 34.35%, and an expected option life of 8 years based on historical experience. The assumptions are deemed to be reasonable but there is no assurance that the assumptions will be true and an accurate determination of present value. The actual value, if any, will ultimately depend upon the excess of the market price of shares of Common Stock over the exercise price on the date the option is exercised.


Aggregated Option Exercises and Year-End Option Value Table

     There were no stock option exercises by the Named Executive Officers during 1997. The following table includes the number of shares covered by exercisable and unexercisable options as of December 28, 1997. Also reported, both as to exercisable and unexercisable options, are the values of "in-the-money" options, which are options with a positive spread between the fiscal year-end market price of the underlying Common Stock and the exercise price of such stock options.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND
                         FISCAL YEAR END OPTION VALUES



(a)                          (b)            (c)               (d)                   (e)
                                                           Number of
                                                           Securities
                                                           Underlying       Value of Unexercised
                                                      Unexercised Options   In-the-Money Options
                                                          at 12/28/97        at 12/28/97 ($)(1)
                                                     --------------------- ---------------------
                            Shares
                         Acquired on       Value          Exercisable/          Exercisable/
Name                     Exercise (#)  Realized ($)      Unexercisable         Unexercisable
----------------------- ------------- -------------- --------------------- ---------------------
J. Patrick Danahy            --            --           64,000/91,000               0/0
John L. Bakane               --            --           48,000/62,000               0/0
Marvin A. Woolen, Jr.        --            --            3,000/20,000               0/0
Neil W. Koonce               --            --           23,000/17,000               0/0
James S. Butner              --            --           23,000/17,000               0/0

---------
(1) Based on $8.00 fair market value (closing price of NYSE) on December 26, 1997, the last trading day of fiscal year 1997.

Long-Term Incentive Plan Awards Table

     The Corporation had no long-term incentive plan in effect in 1997.


Pension Plan Table

     The following table sets forth in the ERP column the estimated annual benefits payable upon retirement in 1997 at age 65 under the Employees' Retirement Plan of Cone Mills Corporation (the "ERP") in the compensation and years of service categories indicated. Benefit amounts shown are payable for life with no contingent death benefits. Benefits are based upon total annual salary and bonus, compensation in excess of the amount covered by Social Security as determined in the year of retirement and total years of service. The years of service credited as of March 31, 1998, for the Named Executive Officers are: Mr. Danahy -- 26 years; Mr. Bakane -- 22 years; Mr. Woolen -- 2 years; Mr. Koonce -- 24 years; and Mr. Butner -- 25 years.

     Pension benefits under the ERP are subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The aggregate annual pension that may be paid under the ERP and all other defined benefit plans of the Corporation taken together is generally restricted to $125,000 in 1997 and $130,000 in 1998. In addition, the Code limits annual compensation of each employee that can be taken into account in computing pension benefits to $160,000 in 1997 and 1998. These amounts may be adjusted for cost of living as provided in the Code. Pension benefits that cannot be paid from the ERP by reason of the limitations in the Code are provided by the Corporation's Excess Benefit Plan and by the Supplemental Executive Retirement Plan, both of which are unfunded, nonqualified benefit plans. Such amounts are identified in the following table in the columns headed "NQP". The Corporation has established a "rabbi" trust agreement that will be funded upon a change of control with the accrued vested benefits in these nonqualified plans. A change of control is defined as a transaction in which a 50% change in the ownership of the outstanding shares occurs, a report is filed with the Securities and Exchange Commission on Schedule 13D or 14D-1 which discloses a person has become the beneficial owner of more than 50% of the Common Stock, or a change in the majority of the directors during a two year period of time not approved by two-thirds of the directors who were in office at the beginning of the period.

     The Corporation accrues annually the estimated expense for providing benefits under the ERP and the nonqualified plans, as determined by an independent consulting actuary; however, this expense cannot be specifically allocated to any individual or to the Named Executive Officers as a group under the funding method used by the actuary.

         Approximate Annual Benefit for Years of Service Indicated (1)



    Average Annual
   Compensation for
  Highest Consecutive       15th Year           20th Year           25th Year           30th Year            35th Year
   Five Years During   ------------------- ------------------- ------------------- -------------------- --------------------
 Last Ten Years Before
      Retirement          ERP       NQP       ERP       NQP       ERP       NQP       ERP        NQP       ERP        NQP
---------------------- -------- ---------- -------- ---------- -------- ---------- --------- ---------- --------- ----------
      $  200,000       57,970      4,545   76,627      4,545   89,859      2,778   101,305      2,778   108,852      1,515
      $  250,000       58,092     20,892   76,816     25,766   90,115     26,951   101,597     29,933   109,181     30,281
      $  300,000       58,092     37,360   76,816     47,175   90,115     51,379   101,597     57,381   109,181     59,375
      $  400,000       58,092     70,297   76,816     89,993   90,115    100,236   101,597    112,276   109,181    117,564
      $  500,000       58,092    103,234   76,816    132,811   90,115    149,092   101,597    167,171   109,181    175,753
      $  600,000       58,092    136,171   76,816    175,629   90,115    197,949   101,597    222,066   109,181    233,941
      $  700,000       58,092    169,108   76,816    218,447   90,115    246,805   101,597    276,961   109,181    292,130
      $  800,000       58,092    202,045   76,816    261,265   90,115    295,662   101,597    331,856   109,181    350,319
      $  900,000       58,092    234,982   76,816    304,083   90,115    344,518   101,597    386,751   109,181    408,507
      $1,000,000       58,092    267,919   76,816    346,901   90,115    393,375   101,597    441,646   109,181    466,696

---------
(1) Pension benefits provided by the ERP with respect to service after 1983 are subject to a "floor offset" arrangement in conjunction with the Cone Mills Corporation 1983 ESOP (the "1983 ESOP"), a separate defined contribution pension plan maintained by the Corporation. The amounts shown in the above table are calculated on the assumption that the participant elects to receive the maximum pension benefit available under the ERP, and in accordance with the terms of each plan, authorizes a transfer of funds in his 1983 ESOP account to the trustee of the ERP in a dollar amount equal to the actuarial equivalent of the pension benefit attributable to service after 1983. The balance, if any, in the 1983 ESOP account will be distributed to the participant. To the extent that a participant's 1983 ESOP account is insufficient to fund the pension benefits attributable to service after 1983, the cost of benefits not covered by the 1983 ESOP will be funded through the ERP. If the participant does not elect to transfer funds from his 1983 ESOP account to the trustee of the ERP, his account balance will be distributed in accordance with the terms of the 1983 ESOP, and his pension payable from the ERP with respect to service after 1983 will be reduced (but not below zero) by the actuarial equivalent of his 1983 ESOP account balance. The 1983 ESOP is designed to invest primarily in qualifying securities under ERISA. Assets of the 1983 ESOP consist of shares of the Corporation's Class A Preferred Stock and other money market and marketable debt securities that are allocated to individual accounts of participants. The fair market value of the stock is determined by independent appraisal performed several times each year. No contributions to the 1983 ESOP have been made for salaried employees since 1986. The value of the account in the 1983 ESOP for each of the Named Executive Officers as of December 31, 1996, was: Mr. Danahy -- $126,129; Mr. Bakane -- $67,644; Mr. Woolen -- $0; Mr. Koonce -- $48,787; and Mr. Butner --
    $23,722.


Compensation of Directors

     Directors who are also officers of the Corporation do not receive additional compensation for service as directors or as members of committees of the Board of Directors. Nonemployee directors receive a retainer fee of $17,000 per year and an attendance fee of $1,000 per diem for meetings of the Board of Directors. No additional fee is paid for meetings of any committee of the Board held on the same day as a Board meeting. The fee for a Committee meeting not held on the same day as a Board meeting is $500. Travel expenses of directors incurred in attending meetings are reimbursed by the Corporation. In 1997, retainers and attendance fees paid to all directors totaled $140,510.

     The Shareholders approved at the 1994 annual meeting the 1994 Non-Employee Director Stock Option Plan whereby each nonemployee director receives each year after the annual meeting of shareholders a stock option grant to purchase 1,000 shares of Common Stock at the fair market value of a share of Common Stock on the grant date. The grant date is the fifth business day after the annual meeting.

     The Board of Directors has approved a Consulting Agreement between the Corporation and Dewey L. Trogdon whereby Mr. Trogdon provides consultation and advice. Mr. Trogdon's consulting fee is $15,000 per calendar quarter and he is reimbursed for expenses incurred in providing such consulting services. The consulting fee payments are in addition to any pension or other supplemental retirement benefits that Mr. Trogdon is entitled to receive by reason of his service as an employee of the Corporation. The consulting agreement has been in effect since 1993 and has been renewed each year upon agreement by the parties.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee are Mr. Charles M. Reid, Mrs. Jeanette C. Kimmel, and Dr. John W. Rosenblum, all of whom are directors who are not currently or formerly employees of the Corporation.


Compensation Committee Report on Executive Compensation

     The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee's membership is comprised of nonemployee directors, none of whom participate in any of the plans administered by the Committee. It is the responsibility of the Compensation Committee to review and make recommendations to the Board of Directors concerning the salaries and to approve grants of incentive compensation, stock options, restricted stock or performance shares for the Chief Executive Officer and the other executive officers of the Corporation.


     Compensation Policy

     The Corporation strives to provide executives an opportunity to earn compensation that is fair, reasonable and competitive with that paid by comparable companies to executives in similar positions with similar duties and responsibilities. In accordance with the policy, the Committee is guided by three goals as it considers the compensation of executive officers. First, executive compensation must be effective in attracting, motivating and retaining executives who possess the skills and experience necessary to ensure the Corporation's success. Second, the Corporation should recognize and reward executives for their contributions to the success of the business. Third, the corporation must be aware of the importance of planning and controlling the cost of executive compensation.

     To implement this policy, the Corporation maintains an executive compensation program that consists of base salaries, annual incentive plans, stock plans and competitive benefits. It is the belief of the Committee that through these components executives are provided compensation and benefits that are competitive; are provided incentives for additional annual compensation that is earned only upon achievement of performance standards as established and approved each year; and are provided long-term incentive compensation through the grant of stock options, restricted stock or performance shares that can appreciate in value.

     In managing the compensation policy, the Committee considers the salary, annual incentive and bonus, and long term incentives for each executive position as total direct cash compensation. The long term incentive portion is comprised of stock options, valued by the Black-Scholes method, and restricted or perfomance shares. An analysis of total direct cash compensation is prepared specifically for the Corporation and the Compensation Committee by the consulting firm, William M. Mercer, Incorporated. In the analysis, the Corporation's executive positions are matched with similar positions at other companies based on data from executive compensation surveys, a proprietary survey of the textile industry, and proxy statements of companies that are in the Peer Group for the Perfomance Graph set forth below. From the survey, a "target" of total direct cash compensation and the "mix" of the components for each executive position are developed by the Committee in consultation with the consulting firm. These respective benchmarks are used as guidelines in developing the total compensation and the components for each position analyzed.


     Salaries

     The Committee's objective in establishing the base salaries of the Named Executive Officers is to provide salaries at competitive market levels with other industry leaders in order to reward and encourage individual performance. The salary of the Chief Executive Officer is evaluated solely by the Compensation Committee and the salary of other executive officers is determined by the Committee based upon recommendations from the Chief Executive Officer. Final approval of salaries of the Chief Executive Officer and the other executive officers are made by the independent members of the Board of Directors after receiving recommendations of the Committee. The Committee deems its compensation decisions to be a cumulative process involving a substantial amount of judgement concerning an executive's experience and responsibilities against objective information furnished by the compensation consultant.

     In developing current salary levels, including that of the Chief Executive Officer, the Committee reviewed the Corporation's assessment of salaries in the textile industry in addition to the analysis of the total direct cash compensation prepared by the consulting firm. In the analysis, a weighted composite for salaries was developed, and the Committee compared executive salaries to the market composite and considered those comparisons in making salary decisions. In general, the Committee targets executive salaries at the market median; however, in a given year an individual executive's salary may vary from median due to experience, performance, or other factors deemed relevant by the Committee and considered on a subjective basis. For 1997 the Corporation imposed a salary wage freeze and the salaries of the Chief Executive Officer and the Named Executive Officers were similarly affected; however, for 1998 a salary increase for the Chief Executive

Officer was recommended and approved in order to place his salary closer to the market median rate. Similar adjustments to the salaries of the Named Executive Officers was made.


     Incentive Compensation

     The Corporation maintains the 1997 Senior Management Incentive Compensation Plan ("1997 Plan") for the officers and division presidents and other key management employees as selected by the Committee. The 1997 Plan, approved by the shareholders at the 1996 annual meeting, was specifically designed to assure compensation paid is qualified performance based compensation as defined in Section 162(m) of the Internal Revenue Code. (See discussion below entitled Deductibility of Compensation). The 1997 Plan sets forth the business criteria on which incentive compensation can be granted according to pre-established objective, numerical formulae and the process by which goals are established and compensation is awarded. Up to 90% of base salary can be paid as incentive compensation to a participant. The Committee believes that not all incentive compensation can be objectively measured even though it is based upon strategic performance goals and that some judgemental discretion is warranted in administering compensation plans. Upon the Committee's recommendation, the Board of Directors established in 1996 a separate plan entitled the 1997 Senior Management Discretionary Bonus Plan ("1997 Bonus Plan") that authorizes the grant of a completely discretionary bonus in an amount not to exceed 30% of base salary if the Committee and the Board deem special circumstances warrant. An award under the 1997 Bonus Plan would not qualify as perfomance based compensation under Code Section 162(m).

     Pursuant to the 1997 Plan, participants could earn for 1997 annual cash incentive awards based upon the achievement of corporate and individual goals established at the beginning of the year. Performance goals were set at the corporate level and at division levels depending upon the responsibilities of each of the executives. Corporate level performance targets were determined by measuring return on capital employed and earnings per share. The Committee examined the returns on capital employed and earnings of other public companies (including companies that appear in the Performance Graph below) as it established and approved these targets. Division-level goals were established based upon return on capital employed for the division. Perfomance against the goals is reviewed by the Committee and awards, if any, are made after the close of the fiscal year.

     The achievable incentive award for each participant was based upon a blend of corporate and/or division and individual goals tailored to that particular executive, based upon his or her responsibilities. Specifically, for the Chief Executive Officer, the corporate goals of return on capital employed and earnings per share account for 80% of his incentive compensation and 20% is attributable to individual goals. The weight given to each factor comprising the incentive award varies per each executive.

     The Corporation's performance for 1997 did not meet the minimal level of profitability for the payment of incentives pursuant to the 1997 Plan even though some business units achieved their respective divisional goals as to return on capital employed. Accordingly, no incentive payments based on corporate, divisional, or individual performance were granted for the year to any participant including the Chief Executive Officer and the Named Executive Officers pursuant to the 1997 Plan nor were any bonuses paid pursuant to the 1997 Bonus Plan.


     Stock Options, Performance Shares, and Restricted Stock

     The Corporation maintains the Amended and Restated 1992 Stock Plan through which key management employees have received grants of stock options and restricted shares and may receive in the future grants of performance shares. Grants of options or shares comprise the long term incentive component of the total direct cash compensation analysis discussed above and the Committee uses the analysis and recommendations of the Chief Executive Officer, for other participants, as a guideline in making awards.

     At the 1996 annual meeting of shareholders, a proposal to amend and restate the 1992 plan as the Amended and Restated 1992 Stock Plan was approved. The amendments (i) authorized the grant of "restricted stock" and "performance shares" in a total aggregate amount not to exceed 200,000 shares and (ii) added a provision that no individual grantee may receive grants of restricted stock, performance shares, or options to purchase shares exceeding in the aggregate more than 200,000 shares under the plan. The addition of the limitation on the number of shares that could be awarded or granted to any one individual was to conform to a requirement of Code Section 162(m) so as to assure that any "compensation" realized was tax deductible.

     It is the belief of the Committee that, since executives earn no rewards through stock options unless the stock price increases, this form of executive compensation has the potential to benefit shareholders as well as executives by aligning the interests of the Corporation's executives with those of shareholders. The plan permits the granting of both incentive stock options, as defined under the Internal Revenue Code, and nonqualified options. The exercise price of these options may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted. Nonqualified stock options granted by the Committee may include a provision whereby the Corporation will pay to the executive an amount that is equal to the savings the Corporation realizes through tax deductions related to the option exercise. The amount of payments, if any, to the Named Executive Officers under this tax reimbursement feature of the stock option plans is reported in column (e) of the Summary Compensation table for the fiscal year indicated. The Committee believes this form of compensation is in accordance with the Compensation Policy of the Committee because it enables the executives to retain shares that otherwise may be sold to meet tax obligations.

     The Plan authorizes the Committee (i) to award restricted stock which shall contain conditions by which rights to the stock issued to the grantee are forfeited and (ii) to grant performance shares which shall confer upon the grantee the right to receive a specified number of shares contingent upon the achievement of specified corporate or individual performance objectives. The Committee recommended amending the plan to authorize the grant of up to 200,000 in total of shares of restricted stock or performance shares as such capability would give it greater flexibility in structuring a stock-based long term incentive program to meet the purposes of the plan for different levels of key management employees.

     The Compensation Committee currently operates under the general objective that grants to executives of stock options or restricted or performance shares should be considered on an annual basis. The Corporation's consultant provides, as part of its comparative analysis, advice as to equity ownership of and the size of grants to the named executive officers of public companies within the textile industry including members of the Corporation's Peer Group. The grants of restricted shares and stock options in 1997 to the Chief Executive Officer and the Named Executive Officers are set forth in the Summary Compensation Table and Stock Option/SAR table above. The Committee's grant of stock options and restricted shares in the latter part of 1997 reflected an intent to increase the value of the long term incentive component for the Chief Executive Officer as compared to annual salary and opportunities for annual incentives.


     Deductibility of Compensation

     As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Internal Revenue Code of 1986 was amended to add Section 162(m), which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is "performance based." The Committee did not consider the deductibility limits in making its compensation decisions for any one of the Named Executive Officers for 1997 or 1998 fiscal years as the deductibility limits would not be exceeded under any circumstances. However, the Committee's policy is to design and administer compensation programs that meet the objectives set forth above and that reward executives for corporate performance which meets established financial goals, and to the extent reasonably practicable and to the extent consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by the Corporation. The adoption of the 1997 Senior Management Incentive Compensation Plan and the amendments to the 1992 Stock Option Plan described above were recommended as part of such policy.

Compensation Committee
 Charles M. Reid, Chair
 Jeanette C. Kimmel
 John W. Rosenblum


Performance Graph

     The following graph compares the percentage change in the cumulative total shareholder return on the Corporation's Common Stock with the cumulative return of the Standard & Poor's 500 Stock Index and with a peer group index developed by KPMG Peat Marwick, assuming reinvestment of dividends. The Peer Group index has been constructed by calculating the cumulative total return of the common stock of the following companies: Burlington Industries, Inc.; Delta Woodside Industries, Inc.; Dixie Yarns, Inc.; Fieldcrest Cannon, Inc.; Guilford Mills, Inc.; and Springs Industries, Inc. The return of each peer company was weighted according to its stock market capitalization as of the beginning of the period.

                       COMPARISON OF SHAREHOLDER RETURN
                    AMONG CONE MILLS, S&P 500 AND PEER GROUP

            [GRAPHIC APPEARS BELOW WITH THE FOLLOWING INFORMATION:]

             12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
             --------  --------  --------  --------  --------  --------

Cone Mills     $100      $118      $ 83      $ 79      $ 55      $ 54

S&P 500        $100      $110      $112      $153      $189      $252

Peer Group     $100      $102      $ 87      $ 90      $ 92      $123

                        ITEM 2 --  SELECTION OF AUDITORS

     The Corporation's Board of Directors has appointed McGladrey & Pullen, LLP, independent certified public accountants, as auditors of the Corporation's records for the fiscal year 1998. McGladrey & Pullen, LLP, or its predecessor has acted as auditors for the Corporation since 1943 and continue to be considered by the Board to be well qualified.

     Although not required to do so, the Board believes it is desirable to submit its appointment of said firm to the shareholders at the Annual Meeting for ratification. Representatives of McGladrey & Pullen, LLP, are expected to be present at the meeting and will be available to respond to appropriate questions or make a statement if they desire to do so. The Board of Directors recommends a vote FOR the ratification of the appointment of McGladrey & Pullen, LLP.


                        ITEM 3 --  SHAREHOLDER PROPOSAL

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who owns 500 shares of Common Stock in a street name account, has submitted the following proposal and supporting statement for inclusion in the proxy statement for and presentation at the 1998 annual meeting of shareholders:


                           MAXIMIZE VALUE RESOLUTION

   "Resolved that the shareholders of Cone Mills Corporation urge the Cone Mills Corporation Board of Directors to arrange for the prompt sale of Cone Mills Corporation to the highest bidder.

   The purpose of the Maximize Value Resolution is to give all Cone Mills Corporation shareholders the opportunity to send a message to the Cone Mills Corporation Board of Directors that they support the prompt sale of Cone Mills Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the Company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Cone Mills Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Cone Mills Corporation Board. The proponent, however, believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

   The prompt auction of Cone Mills Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

   The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the Company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies."


     The affirmative vote of a majority of the votes cast, in person or by proxy, on this matter is required to approve the above-described proposal. Abstensions and broker non-votes will not affect the vote. The Board of Directors recommends a vote AGAINST this proposal for the reasons cited below. Proxies, unless they contain contrary written instructions, will be voted AGAINST the proposal.

                   BOARD OF DIRECTORS STATEMENT IN OPPOSITION

     The Board of Directors believes that this proposal would not serve the Company's best interests and, in fact, believes the adoption of the proposal would be detrimental to the interest of the shareholders. The Board recommends a vote AGAINST the proposal.

     The Board of Directors is aware of its duty to act in the best interest of all shareholders in managing and supervising the affairs of the corporation. Maximizing shareholder value is considered by the Board to be an important component of that duty and the subject of shareholder values is a consideration in all deliberations of the Board of Directors and management. All directors of the Company are also shareholders and share a commonality of interest with other shareholders.

     The Board of Directors reviews annually the business plan for each operating unit of the Company for the forthcoming year and on a regular basis reviews a strategic plan for the Company's operations on a continuing two-to-five year time line. Management quarterly evaluates the contributions of each business unit to the Company's performance and assesses the performance against the strategic business plan. These reports along with the prospects for the business units are constantly analyzed and this analytical process in part forms the basis for decisions on long-term capital investments, on divestitures or closing of operating units or facilities that are not meeting the desired returns on capital employed, on the sale of businesses for the employment of after-tax proceeds in other operations that prospectively can provide greater returns, on consideration of acquisition prospects, and on other strategic initiatives.

     The Board is aware of the unsatisfactory performance of the Company relative to profitability and constantly reviews and assesses the elements that have contributed to the lack of earnings, such as market conditions, extraordinary charges due to currency devaluations, management, industry trends, business segments and operating inefficiencies. The Company's long term strategic initiatives have been impacted in the past several years by short-term adverse market conditions in its core business segments. These depressed short-term conditions have been addressed through a management-directed program to focus on the core franchises, to develop more responsive marketing efforts, to control costs, to reconfigure manufacturing facilities to provide more efficiencies and customer service, and to conserve capital. The implementation of this program has resulted in improved earnings for some business units and is expected to return the Company to profitability without impairing the long term strategic plan of investing and growing in the product areas where the Company has core competencies, e.g. global denim. The Board is committed to the Company's return to profitability and will continue to direct its efforts toward that end.

     The adoption of the proposal would be detrimental to the Company and in opposition to the best interests of the Company and all shareholders. A resolution to urge the directors "to arrange for the prompt sale of the ... [corporation] ... to the highest bidder" would in effect place the Company for auction in a bidding process that might not enhance, and may in fact depress, the market value of the Company. The resolution is urging the sale of the Company at the highest bid and not necessarily one that would represent the true value of the Company. It would in effect eliminate a process of prudent consideration of other strategic initiatives including, for example (a) significant investments in segments of the business to provide both domestic and international facilities in order to grow with an expanded customer base or
(b) confidential negotiations for a merger with a Company that might provide greater synergies resulting in greater value to the shareholders than a public sale. The adoption of the proposal could damage shareholder value by creating uncertainty about the future of the Company among its vendors, customers, employees, communities, and other constituencies. The Board is comprised of directors that are familiar with the manufacturing and retail aspects of the textile and apparel industry and the many economic and demographic factors impacting the fragmented and volatile textile business. The Board should retain the discretion to consider all possible future strategies for the Company that are in the best interests of shareholders and not be urged to pursue only one course of action.

     For the foregoing reasons, the Board of Directors recommends that shareholders vote AGAINST the proposal.

                                 OTHER MATTERS

     In the event any shareholder wishes to present a proposal at the 1999 Annual Meeting of Shareholders, such proposal must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 2, 1998, and must conform to such other requirements as may be imposed by the Securities and Exchange Commission.

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed of any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

     By order of the Board of Directors.


                                        TERRY L. WEATHERFORD
                                        Vice President and Secretary

Cone Mills Corporation
3101 North Elm Street
P.O. Box 26540
Greensboro, NC 27415-6540






                             CONE MILLS CORPORATION
                                 April 1, 1998


VIA EDGAR

Securities and Exchange Commission
50 Fifth Street, NW
Washington, DC 20549

 RE: Cone Mills Corporation
     Preliminary Proxy Materials
     File No. 1-3634

Gentlemen:

     On behalf of Cone Mills Corporation (the "Corporation") and pursuant to the Commission's Rule 14a-6, I hereby file with the Commission the definitive copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Form of Proxy that will be sent as of this date to the shareholders of the Corporation in connection with the Annual Meeting of Shareholders to be held on May 12, 1998, (the "Annual Meeting"). These materials are being transmitted by EDGAR pursuant to the requirements of the Commission's Regulation S-T.

     A filing fee has not been remitted in accordance with Rule 14a-6(i)(2).

     As of the date hereof, we are sending by overnight mail copies of the definitive proxy materials to the New York Stock Exchange, as required by the Regulation 14a-6(b).

     By copy of this letter, a paper copy of the performance graph appearing in the Proxy Statement will be sent by mail to the Branch Chief of Branch 7 in the Division of Corporation Finance, pursuant to Rule 304(d) of Regulation S-T.

     Paper copies of the Annual Report to Shareholders are being sent to the Commission as of the date hereof under separate cover.

     If there are any questions or comments regarding the contents of the materials in this transmission please contact the undersigned, telephone (336) 379-6246.

                                        Very truly yours,

                                        CONE MILLS CORPORATION

                                        /S/ TERRY L. WEATHERFORD
                                        -------------------------------------
                                        Title: Vice President and Secretary


 cc: Branch Chief (Branch 7)
     Securities and Exchange Commission
     450 Fifth Street, NW
     Washington, DC 20549

                            CONE MILLS CORPORATION
                   Proxy for Annual Meeting of Shareholders
                            To Be Held May 12, 1998
                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Terry L. Weatherford and Neil W. Koonce, or either of them, proxies with full power of substitution to vote all shares of Common Stock of Cone Mills Corporation, standing in the name of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held May 12, 1998, and any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS. [Directors recommend a vote FOR all nominees]
 [ ] FOR all Nominees listed below (except                                [ ] WITHHOLD AUTHORITY to vote for
   as marked to the contrary below)                                       all nominees listed below

             Doris R. Bray (Class III); Dewey L. Trogdon (Class III); Cyrus C. Wilson (Class III); and Nicholas Shreiber (Class I)
 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).







2. TO RATIFY APPOINTMENT OF McGLADREY & PULLEN, LLP AS INDEPENDENT AUDITORS. [Directors
recommend a vote FOR]
[ ] FOR[ ] AGAINST[ ] ABSTAIN
3. SHAREHOLDER PROPOSAL FOR ADOPTION OF A NONBINDING RESOLUTION URGING THE DIRECTORS TO
ARRANGE FOR THE SALE OF THE CORPORATION. [Directors
recommend a vote AGAINST]
[ ] FOR[ ] AGAINST[ ] ABSTAIN
                                   (Continued on Reverse Side)

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the nominees named in the Proxy Statement, for proposal 2, and against proposal 3.


Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                                                DATED: ___________________, 1998

                                                ________________________________

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